UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

STANDARD PARKING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2012

STANDARD PARKING CORPORATION

STANDARD PARKING CORPORATION

900 North Michigan Avenue, Suite 1600

Chicago, Illinois 60611

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 25, 2012
Time:	8:30 a.m., local time
Place:	The Talbott Hotel
20 East Delaware Place
Chicago, Illinois 60611
Proposals:	1. To elect five directors, with the following being the board’s nominees:
Charles L. Biggs
Karen M. Garrison
Robert S. Roath
Michael J. Roberts
James A. Wilhelm
2. To consider an advisory vote on compensation of our named executive officers; and
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.
Record Date:	March 7, 2012
Voting Methods:	Written ballot — Complete and return proxy card in the mail
In person — Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, our board of directors knows of no other proposals or matters to be presented.

The board of directors recommends a vote FOR items 1, 2, and 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the meeting.

Only stockholders of record at the close of business on March 7, 2012 will be entitled to notice of, and to vote at, any meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

On behalf of the board of directors:

Robert N. Sacks,
Executive Vice President, General Counsel and Secretary

Chicago, April 5, 2012

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on April 25, 2012

The proxy statement and annual report to shareholders are available at

http://www.cstproxy.com/standardparking/2012.

YOUR VOTE IS IMPORTANT!

Please vote as promptly as possible by signing, dating and returning the enclosed proxy card.

STANDARD PARKING CORPORATION

900 North Michigan Avenue, Suite 1600

Chicago, Illinois 60611

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

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PROCEDURES FOR AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR	40
REPORT OF THE AUDIT COMMITTEE	40
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	41
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS	41
INCORPORATION BY REFERENCE	42

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GENERAL INFORMATION

The board of directors (the “board”) of Standard Parking Corporation is soliciting your proxy for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 25, 2012. Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are now furnishing proxy materials on the Internet at www.cstproxy.com/standardparking/2012 in addition to mailing paper copies of the materials. These proxy materials are first being mailed and made available via the Internet on or about April 5, 2012, to holders of our common stock, par value $0.001 per share, of record at the close of business on March 7, 2012.

A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2011, accompanies this proxy statement and will be posted on the Internet with this proxy statement. Stockholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Team at Standard Parking Corporation, Investor Relations, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, or by email at investor_relations@standardparking.com.

We are one of the largest and most diversified providers of outsourced parking facility management services in the United States and Canada. Our services include a comprehensive set of on-site parking management and ground transportation services, and we also provide a range of ancillary services such as airport shuttle operations, taxi and livery dispatch services and municipal meter revenue collection and enforcement. As of December 31, 2011, we managed approximately 2,200 parking facility locations containing approximately 1.2 million parking spaces in approximately 345 cities, operated 147 parking-related service centers serving 61 airports, operated a fleet of approximately 550 shuttle buses carrying approximately 27.5 million passengers per year and employed a professional staff of approximately 12,000 people.

Our website address is www.standardparking.com. We make available free of charge on the Investor Relations section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Senior Executive Officer Stock Ownership Guidelines, Governance Guidelines for the Board of Directors, Code of Business Conduct, Code of Ethics for Certain Executives, Related-Party Transaction Approval Policy, Whistleblower Policy and the charters of each of the board’s committees. We do not intend for information made available through our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that web site is www.sec.gov.

Our headquarters is located at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. Our telephone number in Chicago is 312-274-2000. You may contact our Investor Relations Team at this address or by email at investor_relations@standardparking.com.

We use the terms “Standard,” “our company,” “we,” “our” and “us” in this proxy statement to refer to Standard Parking Corporation and its consolidated subsidiaries, unless the context otherwise requires.

PROPOSED MERGER

Agreement and Plan of Merger

On February 28, 2012, Standard, KCPC Holdings, Inc., a Delaware corporation (“Central”) and the ultimate parent of Central Parking Corporation, a Tennessee corporation, Hermitage Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Standard (“Merger Sub”), and Kohlberg CPC Rep, L.L.C, in its capacity as the Stockholders’ Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of Merger Sub with and into Central, with Central surviving as a wholly owned subsidiary of Standard (the “Merger”).

Pursuant to the Merger Agreement and subject to the terms and conditions thereof, at the effective time of the Merger, the stockholders of Central (the “Central Stockholders”) will, in aggregate, be entitled to receive 6,161,334 shares of common stock of Standard (“Standard Stock”), subject to reduction under specified circumstances as provided in the Merger Agreement (the “Stock Consideration”). In addition, each Central Stockholder will be entitled to receive a pro rata portion of $27,000,000 of total cash consideration (subject to adjustment as provided in the Merger Agreement) to be paid on the third anniversary of the closing of the Merger, to the extent not used to satisfy the Central Stockholders’ indemnity obligations that may arise under the Merger Agreement (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”).

The Merger Agreement contains customary representations, warranties and covenants of Standard and Central, including, among others, covenants of each of Standard and Central not to engage in certain significant actions without the prior written consent of the other party (e.g., declaring dividends and incurring additional indebtedness).

Pursuant to the Merger Agreement, the Central Stockholders have agreed to indemnify Standard for a number of items, including, among others, adverse consequences resulting from breaches of representations, warranties and covenants and certain identified liabilities. These indemnification obligations are in certain cases limited to claims that in the aggregate exceed a specified “deductible” amount and, in the aggregate, do not exceed a specified “cap” amount.

Additionally, the Merger Agreement provides that, immediately after the closing of the Merger, Standard will increase the size of our board of directors (the “Standard Board”) from five to eight members and will appoint individuals designated by the Stockholders’ Representative on behalf of the Central Stockholders to fill those vacancies. Following the Merger, the Stockholders’ Representative (as defined in the Merger Agreement), on behalf of the Central Stockholders, will continue to have rights to designate members to our Board in accordance with the Merger Agreement.

The Merger Agreement and the other transactions contemplated by the Merger Agreement have been approved by each of the Standard Board, the board of directors of Central and the Central Stockholders. Additionally, pursuant to NASDAQ listing standards, which require stockholder approval prior to the issuance of securities in connection with the acquisition of stock of another company if the issuance would constitute more than 20% of the total number of shares of common stock outstanding before the issuance, the stockholders of Standard (the “Standard Stockholders”) must approve the issuance of Stock Consideration before the Merger and the other transactions contemplated by the Merger Agreement can be consummated.

Standard will hold a special meeting at which Standard Stockholders will be asked to consider and vote upon the proposal to approve the issuance of the Stock Consideration in the Merger.

In addition to obtaining the approval of Standard Stockholders as described above, the consummation of the Merger is subject to various closing conditions, including, among others, antitrust and other regulatory clearances and the consummation of the financing.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed merger of Standard and Central and the other expectations, beliefs, plans, intentions and strategies of Standard. Standard has tried to identify these statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and “will” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management’s control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the risk that the proposed business combination transaction is not completed on a timely basis or at all; the ability to integrate Central into the business of Standard successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that Standard anticipates as a result of the transaction are not fully realized or take longer to realize than expected; the risk that Standard or Central may be unable to obtain antitrust or other regulatory clearance required for the transaction, or that required antitrust or other regulatory clearance may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction; intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; and changes in general economic and business conditions or demographic trends.

For a detailed discussion of factors that could affect Standard’s future operating results, please see Standard’s filings with the Securities and Exchange Commission (the “SEC”), including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, Standard undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances, future events or for any other reason.

Additional Information

Standard intends to file with the SEC a separate proxy statement and other relevant materials in connection with the proposed business combination transaction referenced above (the “Merger Proxy Statement”). Before making any voting decision with respect to the proposed transaction, the Standard stockholders are urged to read the Merger Proxy Statement when it becomes available, and as it may be amended from time to time, because it will contain important information regarding the proposed transaction. Standard’s stockholders may obtain a free copy of the proxy statement and other relevant materials (when available), and other documents filed by Standard with the SEC at the SEC’s website at http://www.sec.gov. In addition, copies of the Merger Proxy Statement, when available, will be provided free of charge by Standard to all of its stockholders. Additional requests for Merger Proxy Statements and other relevant materials should be directed to Standard Parking, Investor Relations, 900 N. Michigan Ave., Chicago, Illinois 60611 or by email at investor_relations@standardparking.com.

Participants in the Solicitation of Proxies

Standard and Central and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Standard’s stockholders with respect to the proposed transaction. Any interests of the executive officers and directors of Standard and Central in the proposed transaction will be described in the Merger Proxy Statement, when it becomes available. Additional information about Standard’s executive officers and directors is set forth in this proxy statement.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

We will hold the Annual Meeting at 8:30 a.m., local time, on April 25, 2012, at The Talbott Hotel, 20 East Delaware Place, Chicago, Illinois 60611, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

The board has set March 7, 2012 as the record date for the Annual Meeting. All persons who were registered holders of our common stock at the close of business on that date are stockholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on March 7, 2012, there were 15,617,377 shares of common stock outstanding.

Each stockholder of record will be entitled to one vote per share of common stock on each matter submitted to a vote of stockholders, so long as those votes are represented at the Annual Meeting, either in person or by proxy. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

You may vote your shares by voting in person at the Annual Meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The proxy designates Robert N. Sacks and Jerome L. Pate to vote your shares in accordance with the voting instructions you indicate in your proxy.

If you submit your proxy designating Robert N. Sacks and Jerome L. Pate as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the board’s recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then Robert N. Sacks and Jerome L. Pate will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

You may submit your proxy by mailing us a proxy card. Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 12:00 p.m., local time, on April 23, 2012.

Once you have submitted your proxy, you may revoke your proxy before it is voted at the Annual Meeting by submitting a later-dated vote, in person at the Annual Meeting. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

Your vote is very important to us. If you do not plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your completed proxy card prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in our register of stockholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares, except with respect to the election of directors. Please note that brokers are now prohibited from voting the shares of retail shareholders in either contested or uncontested director elections unless the broker has instructions from the retail shareholder about how to vote. Accordingly, if your shares are held in “street name,” you must instruct your nominee how to vote your shares in the election of directors for your shares to be voted. The rule permits brokers to cast votes in the broker’s discretion for our other routine proposals on behalf of “street name” shareholders who do not return the proxy card to the broker within 10 days prior to the Annual Meeting.

In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should instruct your nominee how to vote those shares on your behalf.

No Dissenters’ Rights of Appraisal or Director Opposition

No rights of appraisal or similar rights of dissenters exist with respect to any matter to be acted upon and the Annual Meeting. As of the date of this proxy statement, we have not been informed in writing that any director intends to oppose any action intended to be taken by us or voted upon at the Annual Meeting.

Quorum and Voting Requirements

The holders of shares having a majority of the voting power of our common stock issued and outstanding and entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

Under Delaware law and our charter and by-laws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required to approve, by non-binding vote, executive compensation (Proposal 2). For ratification of the accounting firm (Proposal 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. Abstentions and broker non-votes have the same effect as votes cast against Proposals 2 and 3.

Although the advisory vote on Proposal 2 is non-binding, as provided by law, our board will review the results of the vote and, consistent with our record of shareowner engagement, will take it into account in making a determination concerning executive compensation.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our common stock. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and selected other employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. In addition, brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Continental Stock Transfer & Trust Company, our transfer agent, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.

2011 Audited Financial Statements

The financial statements for our year ended December 31, 2011 are included in our Annual Report, which is available at www.cstproxy.com/standardparking/2012 together with this proxy statement. You may also access these materials through our website at www.standardparking.com.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The first proposal scheduled to be voted on at the Annual Meeting is the election of our directors. Our board currently consists of five members who are elected annually. On March 14, 2012, the board set the number of directors to be elected at our 2012 Annual Meeting at five. The Nominating & Corporate Governance Committee of our board has recommended, and our board has nominated, Charles L. Biggs, Karen M. Garrison, Robert S. Roath, Michael J. Roberts and James A. Wilhelm to serve as our directors. Each of these nominees is currently serving as a member of our board. If elected, all nominees will serve a one-year term until our next annual meeting. You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF

THE BOARD’S FIVE NOMINEES.

If you submit your proxy designating Robert N. Sacks and Jerome L. Pate as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the election of all of the nominees. If any nominee is unwilling or unable to serve as a director, then the board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the board decides to reduce the number of directors constituting the full board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD MATTERS

Nominees for Director

On March 14, 2012, the board fixed the number of directors to be elected at our 2012 Annual Meeting at five.

In evaluating these director nominees, the Nominating & Corporate Governance Committee has assessed the contribution that the nominee’s skills and expertise will make with respect to guiding and overseeing our strategy and operations. Each of these nominees has a deep understanding of our business and the time, good judgment and integrity to effectively carry out their responsibilities as a director. In addition, each of brings decades of leadership experience and an understanding of finance to our company.

Set forth below are the biographies of our five director nominees as of March 1, 2012.

Charles L. Biggs

Age: 71

Board Committees: Audit (Chair),

Nominating & Corporate Governance	Mr. Biggs has served as a director since June 2004. Mr. Biggs was a consultant for Deloitte Consulting, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in November 2002. At Deloitte, he held various management positions, including National Director of Strategy Services for Deloitte’s strategy arm and chairman of Deloitte/Holt Value Associates. He has served as a director of CenturyLink, Inc. since April 2011 and is a member of their audit committee. Mr. Biggs served as a director of Quest Communications International Inc. from April 2004 to April 2011. Mr. Biggs also serves on the boards of the Sherman Fairchild Foundation, the Eisenhower Medical Center, and the McCallum Theatre. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Biggs’ experience with finance and technology consulting is a particularly important attribute for a director of our company. Mr. Biggs earned his B.S. degree in Industrial Management from Kent State University.

Karen M. Garrison

Age: 63

Board Committees: Audit,

Compensation, Nominating & Corporate

Governance (Chair)	Ms. Garrison has served as a director since June 2004. She was president of Pitney Bowes Business Services from 1999 to 2004. In her 27 years with Pitney Bowes, Ms. Garrison held a series of positions with increasing responsibilities, including vice president of operations, and vice president of finance and chief financial officer. She is also a director and member of the corporate governance committee and chairperson of the finance committee of The Kaman Corporation. She is a director of Tenet Healthcare and is a member of Tenet’s audit committee and nominating & governance committee. In addition to the qualifications described in the introductory paragraph, our board believes that Ms. Garrison’s experience in the service industry is a particularly important attribute for a director of our company. She received her B.S. degree in Accounting from Rollins College in 1983 and her M.B.A. degree from the Florida Institute of Technology in 1986.

Robert S. Roath

Age: 69

Board Committees: Compensation

(Chair), Nominating & Corporate

Governance	Mr. Roath has served as a director since June 2004, the chair of our compensation committee since April 2010 and as chairman of the board since October 2009. He has been chairman of the advisory board to L.E.K. Consulting, a shareholder-value consulting firm, since May 1997. Mr. Roath retired as chief financial officer of RJR Nabisco, Inc. in April 1997 where he worked from September 1990. He has been a director of the InterDigital, Inc. since May 1997 and is chairman of the finance committee and a member of the executive committee. Mr. Roath is also a member of the advisory board of the Robert H. Smith School of Business at the University of Maryland. Previously, Mr. Roath was employed by Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse & Co. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Roath’s experience in strategy and finance is a particularly important attribute for a director of our company. He received his B.S. degree in Accounting and Economics from the University of Maryland in 1966 and completed the Amos Tuck Executive Development program in 1980.

Michael J. Roberts

Age: 62

Board Committees: Audit,

Compensation

Mr. Roberts has served as a director since April 2010. He is the chief executive officer and the founder of Westside Holdings, LLC, a marketing and brand development company. He is the former president and chief operating officer of McDonald’s Corporation, and before assuming this position in November 2004, his previous positions at McDonald’s Corporation included Chief Executive Officer — McDonald’s USA during 2004; President — McDonald’s

USA from 2001 to 2004; and President, West Division — McDonald’s USA from 1997 to 2001. Mr. Roberts has served as a director of W.W. Grainger since 2006 and is a member of the board affairs and nominating committee and the compensation committee. Mr. Roberts has also served as a director of CenturyLink, Inc. since April 2011 and is a member of their audit committee. Mr. Roberts served as a director of Quest Communications International Inc. from 2009 to April 2011. He also serves on the board of directors of the Chicago Council on Global Affairs. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Roberts’ broad experience managing a multi-national corporation with over 30,000 locations that serve tens of millions of customers is a particularly important attribute for a director of our company. Mr. Roberts received his B.A. degree in Sociology in 1973 from the Loyola University of Chicago.

James A. Wilhelm

Age: 58	Mr. Wilhelm has served as our president since September 2000 and as our Chief Executive Officer and a director since October 2001. Mr. Wilhelm served as our executive vice president — operations from March 1998 to September 1999, and he served as our senior executive vice president and chief operations officer from September 1999 to August 2000. Mr. Wilhelm joined the predecessors of Standard Parking Corporation in 1985, serving as executive vice president beginning in January 1998. Prior to March 1998, Mr. Wilhelm was responsible for managing the Midwest and Western Regions, which included parking facilities in Chicago and sixteen other cities throughout the United States and Canada. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Wilhelm’s experience in the parking management industry is a particularly important attribute for a director of our company. Mr. Wilhelm received his B.A. degree from Northeastern Illinois University in 1976.

Nominations for Director

Identifying Candidates

In evaluating candidates for board membership, the Nominating & Corporate Governance Committee has assessed the contribution that the candidate’s skills and expertise will make with respect to guiding and overseeing our strategy and operations. This Committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of the board.

The Nominating & Corporate Governance Committee charter provides that this committee should consider candidates for the board who are gender and age diverse and also possess a diversity of professional experience, education and other individual qualities and attributes in an effort to contribute to board heterogeneity.

All of the board’s independent director nominees at the Annual Meeting have been identified with the assistance of a professional search firm specializing in this type of work.

Shareholder Recommendations

If you would like to recommend a future nominee for board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Karen M. Garrison, Chair of the Nominating & Corporate Governance Committee, c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, Attention: General Counsel and Secretary.

Criteria for Board Membership

The Nominating & Corporate Governance Committee has established certain minimum qualification criteria for our directors, including:

•	The highest personal and professional ethics and integrity, and values, and a commitment to acting in the best interest of the shareholders;

•	An inquisitive and objective perspective and mature judgment;

•	Sufficient time available to fulfill all board and committee responsibilities;

•	Diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our activities; and

•	Experience in positions with a high degree of responsibility and leadership roles in the companies or institutions with which they are affiliated.

When recommending to the full board the slate of directors nominated for the election at the annual meeting of shareholders, the Nominating & Corporate Governance Committee reviews the qualifications and backgrounds of the nominees for director. The Nominating & Corporate Governance Committee may utilize the services of consulting firms to help identify candidates for director who meet the qualifications outlined above.

OUR CORPORATE GOVERNANCE PRACTICES

General

Our business is managed by our employees under the direction and oversight of the board. Except for Mr. Wilhelm, none of our directors is an employee of Standard Parking. We keep board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in board and board committee meetings.

The board has adopted Corporate Governance Guidelines that, along with the charters of the principal board committees and our Code of Business Conduct and Ethics, provide the framework for the governance of the company. A complete copy of our Corporate Governance Guidelines, the charters of our principal Board committees, our Code of Business Conduct, Code of Ethics and other corporate governance documents may be found on our Investor Relations page at www.standardparking.com. Information contained on our website is not part of this proxy statement. The board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected in the same location on our website.

We believe that open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, the board has adopted a set of Corporate Governance Guidelines to set a framework within which the board will conduct its business. The Corporate Governance Guidelines are summarized below along with certain other of our governance practices.

Committee Responsibilities

Board committees help the board run effectively and efficiently, but do not replace the oversight of the board as a whole. There are currently three principal Board committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee. Each committee meets regularly and has a written charter that has been approved by the board. In addition, at each regularly scheduled board meeting, a member of each committee reports on any significant matters addressed by the committee since the last board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Director Independence

On March 14, 2012, the board confirmed that a majority of our director nominees — Messrs. Biggs, Roath and Roberts and Ms. Garrison — have no material relationship with our company that would conflict with the independence requirements of applicable federal law and the NASDAQ rules. The board determined that Mr. Wilhelm is not considered independent because he is our chief executive officer.

Our Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee are each comprised entirely of independent directors.

Board Leadership Structure

Pursuant to our by-laws, we have appointed a chairman of the board to preside at all meetings of the stockholders and of the board and sees that orders and resolutions of the board are carried into effect and such other duties as the board from time to time prescribes. In addition, pursuant to our by-laws, we have appointed a chief executive officer who serves as our principal executive officer and, in general, supervises and controls all of our business and affairs, unless otherwise provided by the board. The positions of chairman of the board and the principal executive officer are two different individuals: Robert S. Roath, an independent director, serves as the chairman of the board, and James A. Wilhelm serves as the chief executive officer. We believe that separate individuals in these two positions promote better corporate governance and more effective oversight of the principal executive officer by the board.

Board’s Role in Risk Oversight

Our chief administrative officer, Michael K. Wolf, is the executive officer with primary day-to-day risk oversight responsibility. Mr. Wolf reports to our Audit Committee about our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Although the Audit Committee has a responsibility to discuss the guidelines and policies governing the process by which risk assessment and risk management is undertaken, the full board has primary responsibility for risk oversight. As changes occur to our company’s risk profile, Mr. Wolf routinely updates the board with a description of the particular risk, current risk mitigation efforts and potential risk mitigation efforts. In addition, at least annually the board determines whether:

•	the risk appetite implicit in our business model, strategy, and execution is appropriate;

•	the expected risks are commensurate with the expected rewards;

•	management has effectively implemented a system to manage, monitor, and mitigate risk, and that system is appropriate given our business model and strategy;

•	our risk management system informs the board of the major risks facing us;

•	an appropriate culture of risk-awareness exists throughout our organization; and

•	there is recognition that management of risk is essential to the successful execution of our strategy.

Attendance at Annual Meetings

Absent exigent circumstances, all directors are expected to attend our annual meeting of stockholders. All of our directors serving on our board at the time of our last annual meeting of stockholders, which was held in April 2011, attended such meeting.

Formal Closed Sessions

At the conclusion of our audit committee meetings, the independent directors have the opportunity to meet without our management or our non-independent director. The chairman leads the discussions.

Board Compensation

Board compensation is determined by the Compensation Committee. Since 2004, board compensation has consisted of a mixture of equity compensation and cash compensation. Board compensation is reviewed annually by the Compensation Committee. A more detailed description of current board compensation can be found under the heading “Director Compensation” below.

Stock Ownership Guidelines

In March 2011, our board adopted stock ownership guidelines to better align the interests of our directors with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our directors are required to achieve ownership of Standard Parking common stock valued at three times their annual retainer paid to directors within three years of joining the board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines.

Effective January 2007, in connection with the implementation of the new performance restricted stock plan for our senior executive officers, the board adopted stock ownership guidelines to align the interest of its key executives with the interest of our stockholders. Subject to limited exceptions, these guidelines require our key executives to maintain ownership of at least sixty percent (60%) of the “net” shares they acquire from the exercise of stock options or the vesting of restricted stock or restricted stock units granted under our Long-Term Incentive Plan after January 2007. “Net” shares are deemed to be those shares that remain after any acquired shares are sold or netted to pay (if applicable) any associated withholding taxes.

A more detailed summary of our stock ownership guidelines can be found through our Investor Relations page at www.standardparking.com. The ownership levels of our executive officers and directors as of March 7, 2012 are set forth in the section entitled “Security Ownership — Beneficial Ownership of Directors and Executive Officers” below.

Outside Advisors

The board and each of its principal committees may retain outside advisors and consultants of their choosing at the company’s expense. The board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the board’s or management’s consent to retain outside advisors.

Transparency

We believe it is important that stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance policies and practices on our Investor Relations page at www.standardparking.com.

Board Effectiveness and Director Performance Reviews

It is important that the board and its committees are performing effectively and in the best interest of the company and our stockholders. The board performs an annual self-assessment, led by the chair of the Nominating & Corporate Governance Committee, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The chair then follows up on this feedback and takes such further action with directors receiving comments and other directors as he or she deems appropriate.

Succession Planning

The board recognizes the importance of effective executive leadership to our success, and reviews executive succession planning at least annually. As part of this process, the board reviews and discusses the capabilities of our senior leadership, as well as succession planning and potential successors for members of our executive staff, including the chief executive officer. The process includes consideration of organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Auditor Independence

We have taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2011 and 2010 and our policy on pre-approval of non-audit services are described under “Proposal No. 3  — Ratification of Independent Registered Public Accounting Firm” below.

Communicating with the Board

The board welcomes your questions and comments. If you would like to communicate directly with our board, or our independent directors as a group, then you may submit your communication to our General Counsel and Secretary, Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. All appropriate communications and concerns will be forwarded to our board or our independent directors as a group, as applicable.

Corporate Hotline

We have established a corporate hotline and web-based reporting application to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or (where legally permissible) other matters of concern. A copy of our whistleblower policy is set forth on the Investor Relations section of our website.

Conflicts of Interest

We expect our directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive, and employee. In order to better protect us and our stockholders, we regularly review our Code of Business Conduct, Code of Ethics and related policies to ensure that they provide clear guidance to our directors, executives, and employees. In addition, on an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transaction with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Related-Party Transaction Policy

As part of its oversight responsibilities, the charter of our Audit Committee requires that the Audit Committee review all related-party transactions for potential conflicts of interest. On November 2, 2006, the board adopted a formal statement of policy for related-party transactions. The policy requires that the Audit Committee review all transactions between our company and our executive officers, directors, nominees, principal stockholders and other related persons for potential conflicts involving amounts in excess of $5,000. This policy is available on the Investor Relations portion of our website.

Codes of Conduct and Ethics

We have adopted a code of ethics as part of our compliance program. The code of ethics applies to our chief executive officer, chief financial officer and corporate controller. In addition we have adopted a code of business conduct that applies to all of our officers and employees. Any amendments to, or waivers from, our code of ethics will be posted on our website www.standardparking.com. A copy of these codes of conduct and ethics will be provided to you without charge upon request to investor_relations@standardparking.com.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

The board expects that its members will diligently prepare for, attend and participate in all board and applicable committee meetings, and each annual meeting of stockholders. Directors are also expected to become familiar with our management team and operations as a basis for discharging their oversight responsibilities. All directors attended the 2011 annual meeting of shareholders. During 2011 the board held 13 meetings, four of which were held by teleconference. Each of the directors who served during 2011 attended 100% of the board meetings, except Mr. Roberts who missed two meetings.

The independent members of the board held two in-person executive sessions in 2011 that were attended by all of the independent directors.

Committees of the Board

In 2011, the board had three standing committees to facilitate and assist the board in the execution of its responsibilities: the Audit Committee, the Nominating & Corporate Governance Committee and the Compensation Committee. Each of these committees operates pursuant to a written charter, which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com

Audit Committee

The Audit Committee has three members: Charles L. Biggs, who serves as Chair, Karen M. Garrison and Michael J. Roberts. The board has determined that each of its members meets the financial literacy and independence requirements of The NASDAQ Stock Market LLC, and that Ms. Garrison and Messrs. Biggs and Roberts each qualify as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. We limit the number of public-company audit committees on which any Audit Committee member may serve to three. Messrs. Biggs and Roberts currently serve on the audit committee of CenturyLink, Inc. and Ms. Garrison serves on the audit committee of Tenet Healthcare. The board will continue to monitor and assess the audit committee memberships of our Audit Committee members on a regular basis.

The Audit Committee’s primary duties and responsibilities are to:

•

meet with our independent auditors to review the results of the annual audit and to discuss our financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, our internal control over financial reporting, and management’s report with respect to internal control over financial reporting;

•	meet with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q;

•	recommend to the board the independent auditors to be retained by us;

•	oversee the independence of the independent auditors;

•	evaluate the independent auditors’ performance;

•	review and approve the fees of the independent auditors;

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receive and consider the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs;

•	approve the Audit Committee Report for inclusion in our proxy statement;

•	approve audit and non-audit services provided to us by our independent auditors;

•	consider conflicts of interest and review all transactions with related persons involving executive officers or board members that are reasonably expected to exceed specified thresholds; and

•

meet with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies and with other members of management to discuss other areas of risk to our company.

The Audit Committee held six meetings in 2011, four of which were held by teleconference. Each of the directors who served on the Audit Committee during 2011 attended 100% of the meetings.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee consists of three directors: Charles L. Biggs, Karen M. Garrison, who serves as Chair, and Robert S. Roath. Our board has determined that all members of this committee are independent. Ms. Garrison currently serves as a member of the nominating committee of Tenet Healthcare. The Nominating & Corporate Governance Committee’s primary duties and responsibilities are to:

•

have general responsibility for board selection, including the identification of qualified candidates for board membership, taking into account gender and age diversity as well as diversity of professional experience, education and other individual qualities and attributes that will contribute to board heterogeneity;

•	recommend to the board the directors to serve on each committee of the board;

•	develop and recommend to the board for its approval a set of corporate governance guidelines that it will review at least annually and recommend any proposed changes to the board for its approval;

•	approve all director search firm engagement fees and terms; and

•	prepare a report to be included in our proxy statement and provide reports to the board.

The Nominating & Corporate Governance Committee held one meeting in 2011. Each of the directors who served on the Nominating & Corporate Governance Committee during 2011 attended this meeting.

Compensation Committee

The Compensation Committee consists of three directors: Karen M. Garrison, Robert S. Roath, who serves as Chair, and Michael J. Roberts. Our board has determined that all members of this committee are independent. The Compensation Committee’s primary duties and responsibilities are to:

•	review and discuss with management the Compensation Discussion and Analysis section of the proxy statement;

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assist in defining a total compensation policy for our executives that supports our overall business strategy and objectives; attracts and retains key executives; links total compensation with business objectives and organizational performance; and provides competitive total compensation opportunities at a reasonable cost;

•

act on behalf of the board in setting executive compensation policy, administer compensation plans approved by the board and stockholders, and make decisions or develop recommendations for the board with respect to the compensation of key executives;

•

review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change in control and severance provisions/agreements, benefits, and supplemental benefits of the named executive officers;

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review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine the CEO’s compensation level based on this evaluation; evaluate the CEO’s and other key executives’ compensation levels and payouts against pre-established performance goals and objectives, an appropriate peer group, and the awards given to the CEO or other executives in past years;

•

review compensation policies and practices applicable to all employees as they related to risk management and determine whether the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect;

•	approve all compensation consultant engagement fees and terms, including engagements with compensation consultants involving services in addition to executive and director compensation; and

•	prepare a report to be included in our proxy statement and provide other regular reports to the board.

The Compensation Committee held three in-person meetings in 2011, and each of the directors who served on the Compensation Committee during 2011 attended 100% of these meetings.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or Compensation Committee.

EXECUTIVE OFFICERS

The table below sets forth certain information as of March 1, 2012 regarding our executive officers that are not identified in the table under “Board and Corporate Governance Matters — Nominees for Director.”

Name	Age	Position
G. Marc Baumann	56	Executive Vice President; Chief Financial Officer; Treasurer
Thomas L. Hagerman	51	Executive Vice President; Chief Operating Officer
Gerard M. Klaisle	58	Executive Vice President; Chief Human Resource Officer
John Ricchiuto	55	Executive Vice President of Operations
Robert N. Sacks	59	Executive Vice President; General Counsel and Secretary
Edward E. Simmons	62	Executive Vice President of Operations
Steven A. Warshauer	57	Executive Vice President of Operations
Michael K. Wolf	62	Executive Vice President; Chief Administrative Officer; Associate General Counsel

G. Marc Baumann has served as executive vice president, chief financial officer and treasurer since October 2000. Prior to his appointment as our chief financial officer, Mr. Baumann was chief financial officer for Warburtons Ltd. in Bolton, England from January 1993 to October 2000. Mr. Baumann is a certified public accountant and a member of both the American Institute of Certified Public Accountants and the Illinois CPA Society. He received his B.S. degree in 1977 from Northwestern University and his M.B.A. degree from the Kellogg School of Management at Northwestern University in 1979.

Thomas L. Hagerman has served as our executive vice president and chief operating officer since October 2007. He also served as our executive vice president of operations from July 2004 through September 2007, and as a senior vice president from March 1998 through June 2004. He received his B.A. degree in marketing from The Ohio State University in 1984, and a B.A. degree in business administration and finance from Almeda University in 2004.

Gerard M. Klaisle has served as our executive vice president and chief human resource officer since February 2010. He served as our senior vice president — human resources from April 2005 through January 2010. Prior to joining our company, Mr. Klaisle was senior vice president of human resources for USF Corporation, a trucking and logistics company, from April 2001 through December 2004. Prior to joining USF Corporation, Mr. Klaisle served 18 years with Midas, Inc. where he rose from director of labor relations to senior vice president, human resources. Mr. Klaisle earned a B.S. degree from LeMoyne College in 1975 and his M.B.A. from Loyola University in Chicago in 1979.

John Ricchiuto has served as our executive vice president of operations since December 2002. Mr. Ricchiuto joined Standard Parking in 1980 as a management trainee. He served as vice president — Airport Properties Central from 1993 until 1994, and as senior vice president — Airport Properties Central and Eastern United States from 1994 until 2002. Mr. Ricchiuto received his B.S. degree from Bowling Green University in 1979.

Robert N. Sacks has served as executive vice president, general counsel and secretary since March 1998. Mr. Sacks joined Standard Parking in 1988, and served as general counsel and secretary since 1988, as vice president, secretary, and general counsel from 1989, and as senior vice president, secretary and general counsel from 1997 to March 1998. Mr. Sacks received his B.A. degree, cum laude, from Northwestern University in 1976 and, in 1979, received his J.D. degree from Suffolk University where he was a member of the Suffolk University Law Review.

Edward E. Simmons has served as executive vice president of operations since August 1999 and as senior vice president of operations from May 1998 to July 1999. Mr. Simmons has served as president of SP Plus Security Services, Inc., our affiliate, since 2006. Prior to joining our company, Mr. Simmons was president, chief executive officer and co-founder of Executive Parking, Inc. Mr. Simmons is currently a member of the International Parking Institute. Mr. Simmons is a past executive board member of the Parking Association of California.

Steven A. Warshauer has served as executive vice president of operations since March 1998. Mr. Warshauer joined Standard Parking in 1982, initially serving as vice president, then becoming senior vice president. Mr. Warshauer received his B.S. degree from the University of Northern Colorado in 1976 with a major in Accounting.

Michael K. Wolf has served as executive vice president, chief administrative officer and associate general counsel since March 1998. Mr. Wolf served as senior vice president and general counsel of a predecessor to Standard Parking from 1990 to January 1998. Mr. Wolf received his B.A. degree in 1971 from the University of Pennsylvania and in 1974 received his J.D. degree from Washington University, where he served as an editor of the Washington University Law Quarterly and was elected to the Order of the Coif.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Discussion and Analysis discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers listed in the Summary Compensation Table, and places in perspective the data presented in the tables and other quantitative information that follows this section.

Our Compensation Committee has administered our executive compensation program since this committee was established in conjunction with our initial public offering in June 2004. Broadly stated, the Compensation Committee’s overall role is to oversee all of our compensation plans and policies, administer our equity plans and policies, approve equity grants to our executive officers and review and approve all compensation decisions relating to the named executive officers.

Our compensation programs are designed to reward employees for producing sustainable growth for our shareholders and to attract, motivate and retain the top talent in the industry. Like most companies, we use a combination of fixed and variable compensation programs to help align the interests of our executives with our stockholders. This “pay for performance” philosophy forms the foundation of this committee’s decisions regarding compensation. Underlying these decisions is this committee’s belief that the labor market for the type of talent we require is fairly limited and that our executives are among the most capable and highest performing in the industry.

In 2011 we continued to deliver solid operating performance in line with both short- and long-term growth targets.

•	We experienced a double-digit increase in EPS over 2010, excluding the costs associated with the proposed Merger with Central and another contemplated transaction.

•	Free cash flow well in excess of the previous year.

•	Gross profit on a same location basis, was up 4% year-over-year, and paid exits at same leased locations were up 6% year-over-year.

•	Year over year General and administrative expense decreased substantially, excluding merger and acquisition-related costs.

•

We announced the signing of an Agreement and Plan of Merger with Central Parking Corporation. Management believes that, if consummated, the merger will create the preferred provider of outsourced parking facility management, maintenance, transportation and security services to institutional, municipal and commercial clients.

Our performance was reflected in elements of compensation earned or awarded to executives in 2011.

•	Our annual bonus plan primarily rewards year-over-year growth in pre-tax earnings. The annual bonus awards were paid at an average of 118% of target reflecting our solid performance.

•	Base salaries for senior management (including the NEOs ) were frozen throughout 2011, reflecting the continued economic uncertainty.

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Each named executive officer retains a significant amount of long–term compensation tied to the performance of our stock through restricted stock units granted to executives in 2008. The executives are truly aligned with the shareholders in that consistent long-term appreciation of the stock will provide substantial compensation to the executive. While the trading price of our stock is an important measure of our performance and a key focus of shareholders, many factors affect the price of our stock. Accordingly, our compensation program seeks to align pay in part to the stock performance, but we also seek to align the metrics under our incentive program with the performance of the business. No equity awards of any kind were granted to any executive during 2011.

Our shareholders participated in the advisory vote on say-on-pay, and that vote was considered in evaluating the compensation programs of our executives. No changes were deemed necessary for our executive compensation programs because the vote itself and, any shareholder engagement efforts that flowed from the vote, did not indicate any particular shareholder concerns with our executive pay policies and decisions. Approximately 95% of our shareholders voted in favor of our compensation plans.

Compensation Objectives

Our current executive compensation programs are intended to achieve three fundamental objectives: (1) attract and retain qualified key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are critical to our business; (2) motivate performance to achieve specific strategic and operating objectives of our company; and (3) align executives’ interests with the long-term interests of our stockholders. As described in more detail below, the material elements of our current executive compensation program for named executive officers include a base salary, an annual bonus opportunity in the form of the Management Incentive Compensation Program, perquisites and personal benefits, a long-term equity incentive opportunity, retirement benefits, severance protection for certain terminations of the named executive officers’ employment and other post-termination benefits payable upon retirement, death or disability.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Objective	Compensation Element
Attract and retain qualified executives	Short Term / Annual
• Base Salary
• Annual Bonus / Management Incentive Compensation Program
• Perquisites and Personal Benefits
Long Term
• Career Restricted Stock Unit Program
• Retirement Benefits and Deferred Compensation
Motivate performance to achieve specific strategies and operating objectives	Short Term / Annual
• Annual Bonus / Management Incentive Compensation Program
Long Term
• Career Restricted Stock Unit Program
Align named executive officers’ and stockholders’ long-term interests	Long Term
• Career Restricted Stock Unit Program

The Compensation Committee reviews the executive compensation program and named executive officer compensation on an annual basis. The use and relative contribution of each compensation element is based on a subjective determination by the Compensation Committee of the importance of each compensation element in supporting our financial and strategic objectives after taking into consideration the recommendations of our chief executive officer.

As illustrated by the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance. We believe that in order to attract and retain top-caliber executives, we need to provide them with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term components allows us to achieve our dual goals of attracting and retaining executives.

Our annual bonus opportunity is primarily intended to motivate named executive officers’ performance to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain executives. Our career restricted stock unit program, as described below, is primarily intended to align named executive officers’ long-term interests with stockholders’ long-term interests, although we also believe it will help motivate performance and help us attract and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each named executive officer’s annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. Career restricted stock units are generally awarded once to each named executive officer and are designed to reward performance over a decade or longer.

Compensation Study, Compensation Philosophy and Benchmarking

In the later part of 2010, the Compensation Committee engaged Towers Watson as its independent consultant to conduct a new study regarding the relationship of our pay practices to those of other companies. The Towers Watson study concluded, among other things, as follows:

•	Base salaries were generally above the 50th percentile when compared to general industry benchmark data.

•

With the exception of our chief executive officer and chief operating officer targets, total cash and actual cash compensation (base salary and annual bonus) was positioned at or above market median (50th percentile).

•	Long-term compensation of the type typically found at most public companies was generally below the 25th percentile.

•	Total direct compensation (base salary, annual bonus and long-term compensation) was generally positioned between the 25th percentile and market median.

Compensation decisions for 2011 were based on the 2010 compensation study.

As discussed above, our Compensation Committee believes that the compensation of our named executive officers must be closely aligned with our performance, on both a short and long-term basis, at responsible levels that are consistent with our cost-conscious culture. At the same time, this committee recognizes that our compensation programs must be designed to attract and retain key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are important to producing superior results for our stockholders.

We use published survey data as a broad indicator of market performance, but do not benchmark against specific companies within such surveys. We operate in a large and fragmented industry with no direct competitors that are public. Accordingly, we do not use data that are specific to any company within the surveys. Based on the recommendation of Towers Watson, we use data from two nationally recognized published surveys. These surveys represent a broad group of general industry companies and service industry companies. The compensation market study is updated bi-annually.

A significant consideration for 2011 compensation decisions affecting our named executive officers was the 2010 study by Towers Watson, which followed the same evaluation methodology as previous studies using survey data for benchmarking. Specifically, the surveys used by Towers Watson in its evaluation of base salaries, total cash compensation and total direct compensation were the Towers Watson Data Services 2010-2011 Top Management Survey which had 1,637 participating organizations and 18,974 incumbents, and the Mercer 2010 Benchmark Database — Executive had 2,269 participating organizations and 44,308 incumbents.

For compensation planning purposes, Towers Watson has recommended that the most reasonable approach is to evaluate our pay practices for senior executives against this survey data by regressing the survey data to revenues of $1.1 billion. Given the nature of our business model as a parking management company, reported revenues do not accurately reflect proper size comparison. The revenue we manage for clients is more than double our reported revenue, and the corresponding infrastructure necessary to support the business model more closely resembles a company with more than $1.0 billion in revenue. Accordingly, taking these factors into consideration, Towers Watson recommended that we be compared to companies with revenues in the range of $700.0 million to $1.5 billion, specifically targeting $1.1 billion as the appropriate benchmark. Towers Watson also adjusts position specific survey data to better match the actual responsibilities we assign to the position most comparable to the industry standard position. For confidentiality reasons, Tower’s Watson and the other survey houses do not disclose the specific compensation data by company in these surveys. We believe that the aforementioned survey group is appropriate because it provides a significant sample size, includes reasonably accurate executive position matches for benchmarking purposes, and includes companies from other industries from which we might potentially recruit.

Given the information obtained from the current and previous compensation studies, this committee has informally adopted a guideline that targets total cash compensation in the 50th percentile range for executive officers when benchmarked to general industry data. This range, however, is merely a guideline because this committee does not believe in fixing compensation levels based only on market comparables. Rather, this committee believes that other factors should be considered and weighted appropriately, including, but not limited to, the history underlying our current compensation levels, relative compensation levels among our senior executives, pay levels in the parking industry, as well as our overall performance in relation to the performance of other parking companies. Our actual cash compensation practice is to target the market median.

We manage our pay structure and make compensation decisions using a combination of policies, practices and inherent logic. We have a “pay for performance” culture as exemplified by our management of salaries, bonus compensation and equity compensation. Base salaries typically are adjusted to provide cost of living increases, and our executives’ true upside potential has been provided through bonus and stock option or other stock award opportunities available under our annual cash and long-term incentive plans. This philosophy and approach are strengthened by our increased use of benchmark data during the base salary, annual bonus and long-term compensation review process.

Compensation Program Components

Our compensation to the named executive officers consists primarily of the following elements: base salary, management incentive compensation, perquisites and personal benefits, compensation under our Long Term Incentive Plan, retirement benefits and deferred compensation opportunities and severance and other benefits upon termination of employment or a change in control.

Base Salary

Base salary is a critical element of named executive officer compensation because it is the source of their consistent income stream and is the most visible barometer of evaluation vis-à-vis the employment market. In establishing and reviewing base salaries, the Compensation Committee considers various factors that include the executive’s qualifications and experience, scope of responsibilities, internal pay equity, past performance and achievements, future expectations that include the executive’s ability to impact short-term and long-term results, as well as the salary practices at other comparable companies. We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to companies of comparable size. We froze base salaries for executive officers during 201l due to the uncertainty in the economy.

Management Incentive Compensation

Our named executive officers participate in our Management Incentive Compensation Program, which provides for an annual incentive bonus. Our Compensation Committee oversees this program, and it creates annual performance criteria that are flexible and that change with the needs of our business. By creating target awards and setting performance objectives at the beginning of each fiscal year, our named executive officers have the proper incentives to attain the key performance metrics in the business.

The target bonuses, metrics, weightings, level of achievement and awards are set forth in tables set forth under “Bonus Targets, Weighting, Metrics and Awards Tables.”

Perquisites and Personal Benefits

In addition to base salaries and annual bonus opportunities, we provide our named executive officers with certain perquisites and personal benefits. We believe that perquisites are often a way to provide the named executive officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each named executive officer’s base salary, we take the value of each named executive officer’s perquisites and personal benefits into consideration.

The perquisites and personal benefits paid to each named executive officer in 2011 are reported in column (i)  of the Summary Compensation Table, below, and further described in the footnotes thereto.

Career Restricted Stock Unit Program and LTIP

General.    Our shareholders approved an amendment to our Long-Term Incentive Plan at our 2008 Annual Meeting that increased the number of shares of common stock available for award there under, and the Compensation Committee and board approved a one-time grant of career restricted stock units that were awarded to the members of our senior management team on July 1, 2008 in lieu of any foreseeable incentive compensation pursuant to the LTIP. An overview of the underlying objectives and details of the July 1, 2008 one-time grant of career restricted stock units is as follows:

Objectives

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Achieve Significant Equity Investment By Senior Management To Align Their Long-Term Interests With Shareholders.    One of our basic compensation objectives is to align our executives’ interests with the long-term interests of our shareholders. We believe we can further that objective if the members of our senior management team possess a significant equity interest in our company.

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Retain Senior Management.    Our ongoing future success depends in large part on our success in retaining the members of our senior management team. We believe that a meaningful grant of time-restricted stock units, which represents substantial value to the recipient on day one, will achieve our retention objective.

Overview of Award Details

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Time Restrictions.    The restricted stock units, or RSUs, are subject to a time restriction that will be removed from one-third of them after ten years of continuous service, from another one-third after eleven years of continuous service, and from the final one-third after twelve years of continuous service. Anyone reaching retirement age (typically age 65) before the expiration of the twelve-year period would be entitled to have all restrictions removed at that time.

•

Limitation on Sale after Restriction Removal.    In the year that restrictions are removed, the executive will be entitled to sell enough unrestricted shares to enable him to pay the state and federal income taxes incurred by reason of the restriction removal. Of the remaining unrestricted shares, individuals would be expected to comply with the Long-Term Incentive Plan Stock Ownership Policy Statement as approved and modified by the board from time to time. Individuals whose employment terminates will have no limitations on their right to sell unrestricted shares after the time of termination.

•

Rights On Termination.    The award agreements each address the recipient’s rights in the event his employment terminates prior to the removal of the time restrictions from all of the RSUs. An executive who voluntarily resigns other than for good reason, or who is terminated for cause, will forfeit all RSUs as to which the time restriction has not lapsed as of the time of termination. An executive who is terminated by us without cause would retain a prorated portion of his award and the time restrictions would be removed from the retained shares immediately upon termination. Similar treatment would be given to an executive who resigns for good reason or whose employment is terminated due to the executive’s permanent disability or death.

•

Non-Compete.    The award agreements prohibit the executive from competing with us for a designated period of time after his employment terminates (regardless of the termination reason). Any executive who violates these provisions will forfeit 100% of the award, and we will be entitled to sue the executive to recover the proceeds of any award shares previously sold by the executive.

•

LTIP.    Currently, a total of 2,175,000 shares of common stock may be issued pursuant to stock awards under our LTIP. The LTIP terminates on April 22, 2028. No stock awards may be granted under the LTIP after it is terminated with the exception of incentive stock options, which may not be granted after January 23, 2012. The purpose of the LTIP is to enhance long-term profitability and stockholder value by offering common stock and common stock-based and other performance incentives to named executive officers and others who are key to our growth and success. We also view the LTIP as a vehicle to attract and retain experienced employees and to align our employees’ economic incentives with those of our stockholders. The LTIP provides for the issuance of stock options, restricted stock, RSUs, stock appreciation rights, dividend equivalents, other stock-based awards, performance awards and cash awards. In determining the number of any securities that may be granted to named executive officers, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect the profitability of the business as well as long-term stockholder value. All option or stock grants are issued so the grant price reflects the market value on the date of grant. No awards were granted under our LTIP in 2010 or 2011.

We measure stock-based compensation expense at the grant date, based on the fair value of the award, and the expense is recognized over the requisite employee service period (generally, the vesting period) for awards expected to vest (considering estimated forfeitures). Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. It is not anticipated that any executive officer’s annual cash compensation will exceed $1 million, and we accordingly have not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Retirement Benefits and Deferred Compensation Opportunities

Deferred compensation is a tax-advantaged means of providing certain named executive officers with additional compensation that supplements their base salaries and bonus opportunities, including our 401(k) plan. In addition, we have entered into various agreements over the years with certain named executive officers that provide for various retirement benefits and deferred compensation opportunities. These plans grew out of a perceived need to provide some form of retirement income to executives and are intended to provide a modest payment towards retirement.

Mr. Wilhelm is a party to a Deferred Compensation Agreement with us dated August 1, 1999, as amended on January 25, 2012, which we refer to as a supplemental early retirement plan (“SERP”). This SERP provides him with an annual retirement benefit equal to $112,500 to begin on February 9, 2019, when he attains age 65, and to continue for a period of 15 years thereafter or, if earlier, until his death. Pursuant to the terms of Mr. Wilhelm’s employment agreement, we have agreed to pay certain insurance premiums on policies we own insuring Mr. Wilhelm’s life related to Mr. Wilhelm’s SERP until Mr. Wilhelm attains the age of 65 (and thereafter to the extent necessary to prevent the policies from lapsing, but only until Mr. Wilhelm attains the age of 80) and to continue to provide health insurance coverage for Mr. Wilhelm and his wife until he attains age 65.

Pursuant to the terms of Mr. Baumann’s employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann that will provide an annual cash benefit to him for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The current amount of the annual premium is $81,053. If Mr. Baumann’s employment is terminated (other than for cause or other than by Mr. Baumann without good reason), we will continue to pay the premiums on the insurance policies until the earlier of Mr. Baumann’s death or his attainment of age 65.

Pursuant to the terms of Mr. Wolf’s employment agreement, starting January 1, 2004, we have agreed to pay $62,000 in premiums annually on certain insurance policies or other investment vehicles owned by Mr. Wolf. Our obligation to pay that amount each year shall continue until the earlier of 2014 or Mr. Wolf’s death.

Severance and Other Benefits Upon Termination of Employment or a Change in Control

In general, the employment agreements of the named executive officers have provisions that are triggered if they are terminated for various reasons. Please see the “Potential Payments Upon Termination or Change-in-Control” section below for a description of the potential payments that may be made to the named executive officers in connection with their termination of employment or a change-in-control. In addition, our board has the discretion to accelerate the vesting of unvested options or restricted stock awards in the event of a change in control.

Employment Agreements

Historically, we have employment agreements with all of our named executive officers. It is customary in the parking industry for senior executives to have employment agreements because it encourages employment continuity and is a practical means to insure that client relationships are protected through the legal enforcement of protective covenants, including the covenant not to compete and the covenant not to solicit customers and employees. Moreover, these agreements were created in part to ensure executive continuity, since until 2007 we had no programs with substantial executive retention value through the creation of forfeiture risk (e.g., pension plan, restricted stock, etc.). Hence, executive retention and protection of our interests have been created in part through the use of employment agreements.

Determination of 2011 Compensation

General

No executive officers received a salary increase in 2011. Additionally, bonus awards were paid to the chief executive officer, named executive officers, and all other salaried employees. No awards were made under the Long-Term Incentive Plan in 2011.

Compensation of Our Chief Executive Officer

Mr. Wilhelm’s 2011 compensation was governed largely by his employment agreement with us. Under that agreement, Mr. Wilhelm earned a base salary of $640,215 in fiscal 2011. He received no salary increase during 2011. Under our Management Incentive Compensation Program, Mr. Wilhelm earned $236,800 for 2011, as described in detail below under “2011 Bonus Targets, Weighting, Metrics and Awards Tables.” No grants were made to Mr. Wilhelm under our Long-Term Incentive Plan. Our liability for Mr. Wilhelm’s SERP benefit increased by $113,677 during fiscal 2011, and our total liability under this SERP was $890,969 as of December 31, 2011. Other compensation, including perquisites, totaled $22,159.

Compensation of Our Other Named Executive Officers

Our chief executive officer and chief human resource officer regularly and routinely work with our Compensation Committee throughout the year, with input as appropriate from our outside legal counsel, as well as from outside compensation consultants, Towers Watson, to assist this committee in addressing and discharging its duties and obligations under its charter. Our Chief Executive Officer plays an integral and instrumental role in making specific recommendations to the Compensation Committee regarding the compensation for all of the named executive officers other than the Chief Executive Officer himself. The compensation of our chief executive officer is decided by our board.

All of our other named executive officers have entered into employment agreements with us, and their compensation is governed largely by their respective agreements. The base salary earned for each for the year ended December 31, 2011 was as follows: Mr. Baumann — $437,610, Mr. Hagerman — $411,767, Mr. Warshauer — $440,424 and Mr. Wolf — $392,186.

These four named executive officers received no increase in their base salaries during 2011.

Awards made to these four executives for 2011 under the Management Incentive Compensation Program, based on their individual achievement of their respective performance goals, ranged from $103,918 to $181,339 as set forth below under “2011 Bonus Targets, Weighting, Metrics and Awards Tables.” No awards were made to these four executives for 2011 under our Long-Term Incentive Plan. Mr. Baumann received $81,053 for certain retirement benefits as described in the “Retirement Benefits and Deferred Compensation Opportunities” section above and for a separate life insurance premium payment. Mr. Wolf received $62,000 for certain retirement benefits as described in the “Retirement Benefits and Deferred Compensation Opportunities” section above and for certain long-term disability insurance benefits.

2011 Bonus Targets, Weighting, Metrics and Awards Tables

					Actual Results
Name	Metrics	Weighting	Threshold Metrics($)	Target Metrics($)	Maximum Metrics($)	Metrics	Metrics (% Target)
James A. Wilhelm President; Chief Executive Officer	Company pre-tax net income	100%	27,420,267	34,275,334	38,833,953	35,859,024	104.6

G. Marc Baumann EVP; Chief Financial Officer	Company pre-tax net income	100%	27,420,267	34,275,334	38,833,953	35,859,024	104.6

Michael K. Wolf EVP; Chief Administrative Officer	Company pre-tax net income	100%	27,420,267	34,275,334	38,833,953	35,859,024	104.6

Steven A. Warshauer EVP — Operations	Company pre-tax net income	50%	27,420,267	34,275,334	38,833,953	35,859,024	104.6
	DIV pre-tax net income	50%	24,007,144	26,674,604	29,342,064	27,108,335	101.6

Thomas L. Hagerman EVP; Chief Operating Officer	Company pre-tax net income	50%	27,420,267	34,275,334	38,833,953	35,859,024	104.6
	COO pre-tax net income	50%	52,917,695	58,797,439	64,677,183	58,427,578	99.4

Name	Base Salary	Target Bonus	Target Bonus	Metrics	Weighting	Threshold Bonus	Maximum Bonus	Actual Bonus	Actual Bonus
James A. Wilhelm	$640,215	$200,000	31.24%	Company pre-tax net income	100%	$10,000	$370,000	$236,800	118.40%
G. Marc Baumann	$437,610	$153,158	35.00%	Company pre-tax net income	100%	$7,658	$229,737	$181,339	118.40%
Michael K. Wolf	$392,186	$95,000	24.22%	Company pre-tax net income	100%	$4,750	$142,500	$112,480	118.40%
Steven A. Warshauer	$440,424	$91,800	20.84%	Company pre-tax net income	50%	$6,885	$137,700	$103,918	113.20%
				DIV pre-tax net income	50%
Thomas L. Hagerman	$411,767	$120,000	29.14%	Company pre-tax net income	50%	$9,000	$180,000	$127,440	106.20%
				COO pre-tax net income	50%

The Compensation Committee believes that the pre-tax income measure for our Chief Executive Officer and the other named executive officers that participate in the program is the appropriate measure of performance at this time. This measure will likely evolve and ultimately be modified as circumstances warrant, including possible adjustments due to acquisitions and other atypical events. With the exception of Mr. Baumann, whose target opportunity is based on a percentage of his base salary, the other participating executives’ target bonus opportunities are fixed and subject to change only via approval of the Compensation Committee.

Determination of 2012 Compensation

We are taking a cautious but reasonably optimistic view that economic conditions and the business outlook will continue to improve in 2012. Accordingly, the various components of our 2011 compensation program will remain in place for 2012, including base salaries and the Management Incentive Plan. While we froze salary levels for all named executive officers and other executive-level positions for 2011, we plan to make modest adjustment in line with the cost of living for 2012. During 2012, the Compensation Committee will be reviewing the executive compensation programs, including the LTIP, in light of the proposed merger with Central Parking.

Reasonableness of Compensation

After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive. In making this determination, the Compensation Committee considered many factors, including:

•

Based on the 2010 Watson Wyatt study, the total cash compensation levels for our named executive officers is positioned at market median when compared to general industry, and total direct compensation (including the long- term incentive plan) is at the 50th percentile; and

•	Management has led us to excellent performance levels in recent years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has reviewed and discussed with management the foregoing “Compensation Discussion and Analysis,” and based on such review and discussion, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.

By the Compensation Committee,

Karen M. Garrison

Robert S. Roath (Chair)

Michael J. Roberts

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal years ending December 31, 2011, 2010 and 2009 by our Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the three other highest paid executive officers other than the PEO and PFO. These persons are referred to, collectively, as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension and NQDC Earnings ($)(2)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
James A Wilhelm	2011	640,215	—	—	—	236,800	113,677	22,159	(3)	1,012,851
Chief Executive	2010	635,661	—	—	—	150,000	108,256	21,102		915,019
Officer (PEO)	2009	629,381	—	19,056	—	19,600	108,256	28,214		804,507

G. Marc Baumann	2011	437,610	—	—	—	181,339	—	93,146	(4)	712,095
Chief Financial	2010	431,372	—	—	—	116,602	—	91,605		639,579
Officer (PFO)	2009	405,012	—	7,626	—	7,840	—	95,659		516,137

Michael K. Wolf	2011	392,186	—	—	—	112,480	—	78,813	(5)	583,479
EVP; Chief Administrative	2010	389,386	—	—	—	76,849	—	77,209		543,444
Officer	2009	385,549	—	7,626	—	7,840	—	76,542		477,557

Steven A. Warshauer	2011	440,424	—	—	—	103,918	—	10,736	(6)	555,078
EVP — Operations	2010	437,291	—	—	—	64,260	—	10,161		511,712
	2009	432,970	—	7,626	—	7,840	—	10,694		459,130

Thomas L. Hagerman	2011	411,767	—	—	—	127,440	—	23,449	(7)	562,656
EVP; Chief Operating Officer	2010	404,713	—	—	—	94,000	—	17,365		516,078
	2009	364,455	—	7,626	—	7,840	—	25,700		405,621

(1)	The amounts for 2011 included in column (g) reflect cash bonuses paid pursuant to our Management Incentive Compensation Program.

(2)	The amounts for 2011 included under column (h) for Mr. Wilhelm reflect the difference between our liability for Mr. Wilhelm’s SERP benefit at the beginning and end of each respective year.

(3)	The amount for 2011 shown in column (i) for Mr. Wilhelm reflects contributions made by us under our 401(k) plan in the amount of $4,900 show, $2,064 for group term life insurance and $331 in premiums for an executive long-term disability policy. It also includes $4,304 in company-paid parking, $10,110 in club dues and $450 in airline clubs.

(4)	The amount for 2011 shown under column (i) for Mr. Baumann reflects contributions made by us under our 401(k) plan in the amount of $4,900, $2,002 for group term life insurance and $450 in airline clubs. Also included are payments in the amount of $4,741 attributable to a company-paid comprehensive physical exam and premium payments of $81,053 made in 2011 for insurance policies on behalf of Mr. Baumann.

(5)	The amount for 2011 shown under column (i) for Mr. Wolf reflects contributions made by us under our 401(k) plan in the amounts of $4,900 and $2,717 for group term life insurance. It also includes $3,468 in company-paid parking and $690 in premiums for an executive long-term disability policy. Finally, the amount also includes payments in the amount of $5,038 attributable to a comprehensive physical exam paid for by us and premium payments of $62,000 made in 2011 for insurance policies on behalf of Mr. Wolf.

(6)	The amount for 2011 shown under column (i) for Mr. Warshauer reflects contributions made by us under our 401(k) plan in the amount of $4,900 and $2,018 in contributions to a group term life insurance policy. It also includes $3,468 in company-paid parking and $350 in airline clubs.

(7)	The amount for 2011 shown under column (i) for Mr. Hagerman reflects contributions made by us under our 401(k) plan in the amounts of $4,118 and $999 for group term life insurance. It also includes $4,164 in reimbursement of medical expenses. Finally, the amount also includes payments in the amount of $8,943 for club dues, $475 in airline clubs and premium payments made on Mr. Hagerman’s behalf in the amount of $4,750 for insurance policies.

Employment Agreements

Mr. Wilhelm.    We entered into an Amended and Restated Executive Employment Agreement with Mr. Wilhelm on January 28, 2009, as amended on January 25, 2012. Pursuant to the terms of this employment agreement, we have agreed to pay certain life insurance premiums on policies that we own insuring Mr. Wilhelm’s life and to continue to provide health insurance coverage for Mr. Wilhelm and his wife until he attains age 65. Mr. Wilhelm’s non-competition obligation is 18 months if his employment is terminated for cause or performance reasons, or by reason of his voluntary resignation or disability, which corresponds with the period over which salary continuation payments are made in those cases. The period of Mr. Wilhelm’s non-competition obligations is five years in the event his employment is terminated for any other reason.

Mr. Wilhelm’s annual salary is governed by his employment agreement. His annual salary as of March 1, 2012 is $640,191, subject to annual cost of living adjustments pursuant to his employment agreement.

Messrs. Baumann, Wolf, Warshauer, and Hagerman.    We also have employment agreements with each of our other named executive officers. The agreements for Mr. Wolf and Mr. Baumann were amended January 28, 2009 to be consistent with treatment afforded to other peer executives regarding salary continuation payments upon termination of employment. Specifically, the agreements for these four named executive officers provide that for a period of 24 months following termination of their employment for any reason other than for cause or the executive’s voluntary termination, they will receive payments at the rate of their most recent annual base salaries and target bonuses.

Each executive’s compensation is governed largely by his respective employment agreement. The annual salary for each as of March 1, 2012 is as follows: Mr. Baumann — $437,593, Mr. Wolf — $392,171, Mr. Warshauer — $440,407 and Mr. Hagerman — $411,751.

Each of the named executive officers is entitled to an annual bonus based on corporate financial performance goals set annually. The formula and method of bonus calculation are identified in the “Compensation Discussion and Analysis — Management Incentive Compensation” section. In addition, Mr. Wilhelm is entitled to reimbursement for country club initiation fees and monthly dues. The agreements also provide for reimbursement of travel and other expenses in connection with their employment. As of April 1, 2012, the employment agreements terminate on the following dates, subject to the expiration of the annual renewal notice period: Mr. Wilhelm — May 1, 2015, Mr. Baumann — October 1, 2013, Mr. Wolf — March 26, 2013, Mr. Warshauer — December 31, 2012, and Mr. Hagerman — December 31, 2012.

Grants of Plan-Based Awards for 2011

The following table sets forth information regarding bonus amounts achievable pursuant to our Management Incentive Compensation Program during 2011. No other grants of plan-based awards were made in 2011 under the LTIP.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
(a)	(c)	(d)	(e)
James A. Wilhelm	10,000	200,000	370,000
G. Marc Baumann	7,658	153,158	229,737
Michael K. Wolf	4,750	95,000	142,500
Steven A. Warshauer	6,885	91,800	137,700
Thomas L. Hagerman	9,000	120,000	180,000

(1)	The amounts included in columns (c), (d) and (e) reflect the bonus amounts achievable pursuant to our Management Incentive Compensation Program.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table shows stock awards subject to performance restrictions outstanding on December 31, 2011, the last day of our fiscal year, for our named executive officers. No named executive officer held stock options as of December 31, 2011.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
James A. Wilhelm	104,000	(1)	1,858,480
G. Marc Baumann	42,000	(2)	750,540
Michael K. Wolf	—		—
Steven A. Warshauer	42,000	(3)	750,540
Thomas L. Hagerman	42,000	(4)	750,540

(1)	These RSUs vested on 2/9/2012.

(2)	These RSUs will vest on 7/16/2015.

(3)	These RSUs will vest on 11/16/2019.

(4)	These RSUs will vest on 7/1/2020.

Option Exercises and Stock Vested During 2011

The following table shows the number of shares acquired upon exercise of options as well as the shares of stock that became free of restrictions and the value of by each participating named executive officer during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James A. Wilhelm	—	—	—	—
G. Marc Baumann	—	—	—	—
Michael K. Wolf	—	—	42,000	630,840
Steven A. Warshauer	—	—	—	—
Thomas L. Hagerman	—	—	—	—

Option Re-Pricing

We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards during fiscal year 2011.

Pension Benefits

The following table describes pension benefits to our participating named executive officers:

Executive	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
James A. Wilhelm	Deferred Compensation Agreement	(1)	$890,969	—

(1)	The benefit provided under Mr. Wilhelm’s SERP is not based on a credited service calculation or vesting but rather is a fixed benefit payable at age 65 subject to certain restrictions contained in the Compensation Discussion and Analysis under the section titled “Retirement Benefits and Deferred Compensation Opportunities.”

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Our named executive officers participated in a Deferred Compensation Plan that provided each with the opportunity to defer an amount which, when combined with his 401(k) plan deferral, will equal the maximum allowable deferral pursuant to the IRS section 415 limits. The following table sets forth the nonqualified deferred compensation of our named executive officers that received such compensation for the fiscal year ending December 31, 2011.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
James A. Wilhelm	66,637	4,070	720	—	149,897
G. Marc Baumann	1,604	4,070	241	—	28,769
Michael K. Wolf	1,604	4,070	302	—	37,496
Steven A. Warshauer	1,734	4,070	(142)	—	32,082
Thomas L. Hagerman	—	3,287	(34)	6,633	12,113

(1)	The amounts included in column (b) are included as Salary in column (c) of the Summary Compensation Table.

(2)	The amounts included in column (c) are included as All Other Compensation in column (i) of the Summary Compensation Table.

Potential Payments on Termination or Change in Control

Potential Payments to Chief Executive Officer

Pursuant to Mr. Wilhelm’s employment agreement, if he is terminated for any reason, we are obligated to pay him or his estate, as applicable, an amount equal to his base salary earned through the date of termination plus accrued but unused vacation pay and other benefits earned through the date of termination. In addition, we are required to make the following payments to Mr. Wilhelm:

•

if his termination occurs for any reason other than (i) cause, (ii) performance reasons, (iii) his voluntarily resignation without good reason (as defined in his employment agreement) or (iv) his disability, an amount equal to five times the sum of his most recent annual base salary plus the amount of any annual bonus paid to him for the immediately preceding calendar year, payable in equal monthly installments over a period of 60 months;

•	if we terminate him for cause, an amount equal to $100,000, payable in equal monthly installments over a period of 18 months; and

•

if we terminate him because of performance reasons or he voluntarily terminates his employment without good reason (as defined in his employment agreement), an amount equal to his annual base salary in effect at the date of termination, payable in equal monthly installments over a period of 18 months.

We own certain life insurance policies insuring the life of Mr. Wilhelm, and he has various rights with respect to these policies if he is terminated (in addition to rights that he has with respect to those policies while he is still employed). If Mr. Wilhelm’s employment is terminated;for any reason other than cause, performance reasons or his voluntary termination, he may elect either to have one hundred percent (100%) of our ownership interest in the life insurance policies assigned to him or to require us to maintain the policies, with the cost of such maintenance to be borne by us. Notwithstanding the foregoing, if Mr. Wilhelm’s employment is terminated as the result of his death or at any time before he has acquired ownership of any of the life insurance policies, we shall pay his beneficiary, without reduction, the full death benefits payable under those policies that have not previously been acquired by Mr. Wilhelm.

Potential Payments to Other Named Executive Officers

Each of our employment agreements with Messrs. Baumann, Wolf, Warshauer and Hagerman is terminable by us for cause. If their employment is terminated by reason of their death, we are obligated to pay their respective estates an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. If the employment of Messrs. Baumann, Wolf, Warshauer or Hagerman is terminated by reason of their disability, we are obligated to pay him or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon termination of the employment of Messrs. Baumann, Wolf, Warshauer or Hagerman for any reason other than cause or the executive’s voluntary resignation without good reason, we must (i) pay the executive, for a period of 24 months following termination, payments at the rate of the executive’s most recent annual base salary and annual target bonus, and (ii) provide the executive and/or his family with certain other benefits. Upon termination of the employment of Messrs. Baumann, Wolf, Warshauer or Hagerman for cause or by reason of the executive’s voluntary resignation without good reason, we must pay the executive the sum of $50,000 over a 12-month period.

Messrs. Baumann, Wolf, Warshauer and Hagerman are subject to non-competition and non-solicitation agreements for 24 months following termination of their employment.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Wilhelm, our President and Principal Executive Officer, as if his employment terminated as of December 31, 2011, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason or Termination by Company for Performance Reasons ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause or Performance Reasons ($)		Termination by Company for Cause ($)
Compensation
Base salary	640,191	(1)	4,384,953	(2)	4,384,953	(2)	100,000	(1)
Cash incentive	—		—	(3)	—	(3)	—
Stock Options — Unvested and Accelerated	—		—		—		—
Benefit and Perquisites
Health Benefits	—		75,505	(4)	75,505	(4)	—
Total	640,191		4,460,457		4,460,457		100,000

(1)	Payable as salary continuation over 18 months.

(2)	Payable as salary continuation over 60 months.

(3)	Target incentive is included within calculation of base salary per employment agreement severance provision.

(4)	Estimated cost of health insurance coverage continuation for 60 months computed at current premium.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Baumann, our Principal Financial Officer, as if his employment terminated as of December 31, 2011, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)
Compensation
Base salary	50,000	(1)	875,186	(2)	875,186	(2)	50,000	(1)
Target cash incentive	—		306,315	(2)	306,315	(2)	—
Stock Options — Unvested and Accelerated	—		—		—		—
Benefits and Perquisites
Health Benefits	—		26,427	(3)	26,427	(3)	—
Insurance funding	—		717,201	(4)	717,201	(4)	—
Total	50,000		1,925,129		1,925,129		50,000

(1)	Payable as salary continuation for 12 months.

(2)	Payable as salary continuation for 24 months.

(3)	Estimated cost of health insurance coverage continuation until October 1, 2013 computed at current premium.

(4)	Estimated cost of certain life insurance policy payments computed based on 2012 premiums.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Wolf, an Executive Vice President, as if his employment terminated as of December 31, 2011, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)
Compensation
Base salary	50,000	(1)	784,342	(2)	784,342	(2)	50,000	(1)
Target cash incentive	—		190,000	(2)	190,000	(2)	—
Stock Options — Unvested and Accelerated	—		—		—		—
Benefits and Perquisites
Health Benefits	—		15,672	(3)	15,673	(3)	—
Insurance / investment funding	186,000	(4)	186,000	(4)	186,000	(4)	186,000	(4)
Total	236,000		1,176,014		1,176,014		236,000

(1)	Payable as salary continuation for 12 months.

(2)	Payable as salary continuation for 24 months.

(3)	Estimated cost of health insurance coverage continuation until March 26, 2013 computed at current premium.

(4)	Cost of certain life insurance or other investment vehicle payments until age 65.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Warshauer, an Executive Vice President, as if his employment terminated as of December 31, 2011, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)
Compensation
Base salary	50,000	(1)	880,815	(2)	880,815	(2)	50,000	(1)
Target cash incentive	—		183,600	(2)	183,600	(2)	—
Stock Options — Unvested and Accelerated	—		—		—		—
Benefits and Perquisites
Health Benefits	—		13,481	(3)	13,481	(3)	—
Total	50,000		1,077,896		1,077,896		50,000

(1)	Payable as salary continuation over 12 months subject to compliance with covenant not to compete.

(2)	Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(3)	Estimated cost of health insurance coverage continuation through December 31, 2012 computed at current premium.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Hagerman, an Executive Vice President and our chief operating officer, as if his employment terminated as of December 31, 2011, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)
Compensation
Base salary	50,000	(1)	823,502	(2)	823,502	(2)	50,000	(1)
Target cash incentive	—		240,000	(2)	240,000	(2)	—
Stock Options — Unvested and Accelerated	—		—		—		—
Benefits and Perquisites
Health Benefits	—		17,329	(3)	17,329	(3)	—
Total	50,000	(1)	1,080,831		1,080,831		50,000

(1)	Payable as salary continuation over 12 months subject to compliance with covenant not to compete.

(2)	Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(3)	Estimated cost of health insurance coverage continuation through December 31, 2012 computed at current premium.

DIRECTOR COMPENSATION

Director Compensation Disclosure Table

The following table sets forth the compensation earned for services rendered to us for the fiscal year ending December 31, 2011 by our non-executive directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Charles L. Biggs	100,000	55,000	—	155,000
Karen M. Garrison	97,500	55,000	—	152,500
Robert S. Roath	102,500	80,000	—	182,500
Michael J. Roberts	80,000	55,000	—	135,000

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

In 2011 Charles L. Biggs, Karen M. Garrison and Michael J. Roberts each received $30,000 in cash as an annual retainer, and Robert S. Roath received $50,000 in cash as an annual retainer.

Messrs. Biggs, Roath and Roberts and Ms. Garrison received a fully vested stock grant of 3,145 shares of common stock on April 29, 2011. Mr. Roath received a fully vested stock grant of 1,429 shares of common stock on April 29, 2011 for his service as Chairman of the Board. All of the directors, except Mr. Wilhelm, received $2,500 for each board or committee meeting that he or she attended. All directors received reimbursement for expenses incurred in connection with such meetings. The Chair of the Audit Committee received an additional annual retainer of $20,000, and the chair of the Nominating & Corporate Governance Committee and Chair of the Compensation Committee each received an additional retainer of $10,000 per year.

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS

The following is a summary of transactions during 2011, or currently proposed transactions, between our company and our executive officers, directors, nominees, principal stockholders and other related persons involving amounts in excess of $120,000. The Audit Committee has approved each of the transactions with a related person described below.

In 2011 we provided property management services for fourteen separate retail shopping centers and commercial office buildings in which D&E Parking, Inc. has an ownership interest. Edward Simmons, an executive officer of Standard Parking, has an ownership interest in D&E. In consideration of the property management services we provided for these fourteen properties, we recorded net management fees totaling $630,000 in 2011.

In 2011 our wholly owned subsidiary, SP Plus Security, Inc., formerly known as Preferred Response Security Services, Inc., provided security services for two retail shopping centers owned by D&E. We recorded net management fees amounting to $2,000 for these security services in 2011. In 2011 we provided sweeping and power washing for two retail-shopping facilities in which D&E has an ownership interest. For these services we recorded net management fees totaling $1,000 in 2011.

SECURITY OWNERSHIP

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2012, by:

•	each of the executive officers named in the “Summary Compensation Table” above;

•	each of our directors and nominees for director; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2012, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

Percentage beneficially owned is based on 15,617,377 shares of common stock outstanding on March 7, 2012, and is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned		Shares Issuable Pursuant to Options Exercisable Within 60 days of March 1, 2012	Percent Beneficially Owned (%)
James A. Wilhelm	108,990		—	*
G. Marc Baumann	55,000	(1)(3)	—	*
Thomas L. Hagerman	43,581	(1)(2)	—	*
Steven A. Warshauer	51,587	(1)	—	*
Michael K. Wolf	36,042		—	*
Charles L. Biggs	34,561		3,178	*
Karen M. Garrison	29,787		15,952	*
Robert S. Roath	69,190		3,178	*
Michael J. Roberts	6,368		—	*
All directors and executive officers as a group (13 persons)	612,268	(4)	29,409	4.1

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 42,000 restricted stock units.

(2)	Includes 160 shares of common stock held by Mr. Hagerman’s wife. Mr. Hagerman disclaims beneficial ownership of the shares held by his wife.

(3)	Includes 13,000 shares of common stock held jointly with Mr. Baumann’s wife.

(4)	Includes 274,000 restricted stock units issued to the executive officers as a group.

Change in Control

We are unaware of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of our company.

Beneficial Ownership of More than Five Percent of Common Stock

The following table sets forth information regarding the beneficial ownership of our common stock as of February 16, 2012, by each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Beneficially Owned (%)*
Capital Research Global Investors	1,478,800	(1)	9.5
333 South Hope Street
Los Angeles, CA 90071

Investment Counselors of Maryland, LLC	907,650	(2)	5.8
803 Cathedral Street
Baltimore, Maryland 21201-5297

Janus Capital Management LLC	2,056,484	(3)	13.2
151 Detroit Street
Denver, Colorado 80206

Schroder Investment Management North America Inc.	1,098,400	(4)	7.0
875 Third Avenue, 21st Floor
New York, NY 10022

TimesSquare Capital Management, LLC	1,304,650	(5)	8.4
1177 Avenue of the Americas, 39th Floor
New York, NY 10036

Wellington Management Company, LLP	1,325,977	(6)	8.5
280 Congress Street
Boston, MA 02210

*	Percentages based on 15,617,377 shares of common stock outstanding on March 7, 2012.

(1)	Based solely on information obtained from a Schedule 13G/A filed by Capital Research Global Investors with the SEC on or about February 8, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Capital Research Global Investors’ Schedule 13G.

(2)	Based solely on information obtained from a Schedule 13G filed by Investment Counselors of Maryland, LLC with the SEC on or about January 25, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Investment Counselors of Maryland, LLC’s Schedule 13G.

(3)	Janus Capital Management LLC has a direct 94.8% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of their Schedule 13G filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, “Managed Portfolios”).

As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 2,056,484 shares or 13.2% of the shares outstanding of Standard Parking common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

Based solely on information obtained from a Schedule 13G/A filed by Janus Capital Management LLC and Janus Venture Fund with the SEC on or about February 14, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A of Janus Capital Management LLC and Janus Venture Fund.

(4)	Based solely on information obtained from a Schedule 13G/A filed by Schroder Investment Management North America Inc. with the SEC on or about February 16, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Schroder Investment Management North America Inc.’s Schedule 13G/A.

(5)	Based solely on information obtained from a Schedule 13G/A filed by TimesSquare Capital Management, LLC with the SEC on or about February 8, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in TimesSquare Capital Management, LLC’s Schedule 13G/A.

(6)	Based solely on information obtained from a Schedule 13G filed by Wellington Management Co., LLP with the SEC on or about February 14, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Wellington Management Co.’s Schedule 13G.

PROPOSAL NO. 2 — ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As noted in the preceding extensive and comprehensive discussion, executive compensation is an important matter both to us and, we believe, to our shareholders. Also, beginning in 2011, under legislation that Congress enacted, our shareholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules of the SEC. At our 2011 annual meeting of shareholders, the affirmative vote of the holders of approximately 95% of the shares represented in person or by proxy and entitled to vote approved, by non-binding vote, the 2010 executive compensation of our named executive officers. In 2012 we are again seeking input from shareholders with this advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this proxy statement in accordance with the executive compensation disclosure rules of the SEC

The Compensation Committee has overseen the development and implementation of our executive compensation programs. We have designed our compensation programs to directly link a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareholder value. The Compensation Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and development strategy.

The Compensation Committee bases its executive compensation decisions on our core compensation principles, including the following:

•	incentivizing our executives to perform with shareholders’ interests in mind;

•

assembling and maintaining a senior leadership team with the skills necessary to successfully execute our business strategy, maintain our competitiveness, and continue increasing the long-term market value of our company; and

•	balancing awards earned for short-term results with awards earned for strategic decisions that we expect to sustain our long-term performance.

We believe that our existing compensation programs have been effective at motivating our key executives, including our named executive officers, to achieve superior performance and results for our company, effectively aligning compensation with performance results, giving our executives an ownership interest in our company so their interests are aligned with our shareholders, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors.

With our core compensation principles in mind, the Compensation Committee took compensation actions including the following:

•	structuring our annual cash incentive awards for fiscal year 2011 to reflect the forecasted performance of our company rather than simply basing the awards on historical results;

•	limiting the number and value of perquisites; and

•	foregoing awards of restricted stock and options.

Compensation actions like those described above evidence our philosophy of aligning executive compensation with our performance and increasing long-term shareholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our shareholders.

The board would like the support of our shareholders for the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this proxy statement. This advisory vote on the compensation of our named executive officers allows our shareholders to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and shareholders’ interests, we ask that our shareholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this proxy statement. Accordingly, for the reasons we discuss above, the board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and compensation tables contained in the 2012 proxy statement.”

Although this advisory vote on the compensation of our named executive officers is not binding on us, as provided by law, our board or the Compensation Committee will review and consider the outcome of this advisory vote and, consistent with our record of shareholder engagement, will take it into account when making future compensation decisions for our named executive officers.

OUR BOARD RECOMMENDS A VOTE “FOR”

THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its meeting on March 6, 2012, the Audit Committee recommended the appointment of Ernst & Young LLP as the independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2012. At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.

We expect that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any appropriate questions.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3, THE RATIFICATION OF

THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

AUDIT COMMITTEE DISCLOSURE

General

The Audit Committee of the board is primarily responsible for the oversight of the quality and integrity of our accounting and reporting practices and controls, and our financial statements and reports; compliance with legal and regulatory requirements; the independent auditors’ qualifications and independence; and the performance of our internal audit function and independent auditors. A complete description of the Audit Committee’s function may be found in its charter, which is attached to the proxy statement as Appendix A and may also be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

Independent Auditors’ Fees

The Audit Committee, with the approval of the stockholders, engaged Ernst & Young LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2011. The following table describes fees for professional audit services rendered by Ernst & Young LLP, our principal accountant, for the audit of our annual financial statements for the years ended December 31, 2011 and December 31, 2010, and fees billed for other services rendered by Ernst & Young LLP during these periods.

Type of Fee	2011	2010
Audit Fees(1)	$729,206	$844,505
Audit-Related Fees(2)	1,029,428	—
Tax Fees	—	—
All Other Fees(3)	1,995	1,840

Total	$1,760,629	$846,345

(1)	Audit Fees include the aggregate fees paid by us during the year indicated for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K and review of registration statements and issuance of consents. In 2010, Audit Fees also included review of Comfort Letter Procedures in the amount of $104,500.

(2)	Audit-Related Fees include the aggregate fees paid by us during the year indicated for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees, including general accounting advice and opinions related to various employee benefit plans and due diligence related to mergers and acquisitions.

(3)	All Other Fees include the aggregate fees paid by us during the year indicated for products and services provided by Ernst & Young LLP, other than the services reported above. In 2011 and 2010, All Other Fees consists of fees related to online research tools.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to our pre-approval policy and procedures, the Audit Committee was responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between our company and our independent auditors. The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of our independent auditors, and has established a policy concerning the pre-approval of services performed by our independent auditors. Each proposed engagement not specifically identified by the Securities and Exchange Commission as impairing independence is evaluated for independence implications prior to entering into a contract with the independent auditor for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K, and 401(k) Plan audit for 2012 was approved by the Audit Committee on March 6, 2012. Additionally, each permissible audit and non-audit engagement or relationship between us and Ernst & Young LLP entered into since December 1, 2002 has been reviewed and approved by the board or the Audit Committee, as provided in our pre-approval policies and procedures.

We have been advised by Ernst & Young LLP that substantially all of the work done in conjunction with its 2011 audit of our financial statements for the most recently completed year was performed by permanent, full-time employees and partners of Ernst & Young LLP. We have received confirmation and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2011, our Audit Committee has been focused on several topics, including:

(i) overseeing our Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project and direct discussions with our independent auditors and our internal audit department;

(ii) reviewing and assessing our internal audit, controllership and finance functions;

(iii) reviewing our risk management efforts, including its insurance and our compliance program and related investigations;

(iv) discussing with Ernst & Young LLP and management accounting topics, proposed rules of the Public Company Accounting Oversight Board, and a review of our critical accounting policies;

(v) monitoring the processes by which our CEO, CFO and Corporate Controller certify the information contained in our quarterly and annual filings;

(vi) reviewing and approving our policy regarding the retention of auditors and considering and approving such retentions as appropriate;

(vii) reviewing our approach toward establishing reserves;

(viii) reviewing and discussing with management each of our quarterly financial statements and our audited financial statements for 2011, and related issues and disclosure items, along with a discussion with Ernst & Young LLP of those matters identified by the Statement of Auditing Standards board Standard No. 61, as amended, “Communication with the Audit Committee,” and our related press releases in connection with our quarterly reports and discussed and reviewed the results of Ernst & Young LLP examination of the financial statements; and

(ix) discussing with Ernst & Young LLP its written disclosure letter as required by the Independence Standards board Standard No. 1, “Independence Discussions with Audit Committees,” and discussing its independence and related issues.

As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC and presentation to our stockholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as our independent auditors to serve until the 2012 annual meeting of stockholders, and that the board submit this appointment to our stockholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE

Charles L. Biggs (Chair)
Karen M. Garrison
Michael J. Roberts

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our equity securities to file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership and to furnish us with copies of those reports.

To our knowledge, based solely upon a review of copies of reports furnished to us or written representations from certain reporting persons, we believe that during 2011, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met in a timely manner, except in the following instance:

•	Edward E. Simmons had one late filing covering one transaction.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with our next annual meeting, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 — Stockholder Proposals), and received by our General Counsel on or before December 6, 2012, the date that is 120 calendar days before the anniversary of the release date of this proxy statement. Stockholder proposals to be presented at our next annual meeting that are not to be included in our proxy materials must be received by us no earlier than November 29, 2012, nor later than December 29, 2012, in accordance with the procedures set forth in our by-laws. Any stockholder who wishes to submit a stockholder proposal should send it to the General Counsel and Secretary, Standard Parking Corporation, 900 N. Michigan Ave., Suite 1600, Chicago Illinois 60611.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), “Report of the Compensation Committee,” and “Report of the Nominating & Corporate Governance Committee” will not be deemed incorporated, unless specifically provided otherwise in that other filing.

THE BOARD OF DIRECTORS

Chicago, April 5, 2012

STANDARD PARKING CORPORATION

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.

	FOR ALL	WITHHOLD AUTHORITY	*EXCEPTIONS
1. Election of five directors to serve until the 2013 annual meeting of Standard Parking stockholders, and until the respective successor of each is duly elected and qualified.	☐	☐	☐

01 Charles L. Biggs	04 Michael J. Roberts
02 Karen M. Garrison	05 James A. Wilhelm
03 Robert S. Roath

* (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND STRIKE A LINE THROUGH THE NOMINEE’S NAME.)

	FOR	AGAINST	ABSTAIN
2. To consider an advisory vote on compensation of our named executive officers.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To appoint Ernst & Young LLP as independent auditors for fiscal 2012.	☐	☐	☐

To change your address, please mark this box.	☐

I plan to attend the Annual Meeting.	☐

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2012.

NOTE: Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 25, 2012.

This Proxy Statement and our 2011 Annual Report to Stockholders are available at http://www.cstproxy.com/standardparking/2012.

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE   ▼

PROXY

STANDARD PARKING CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THE COMPANY FOR THE ANNUAL MEETING ON APRIL 25, 2012

The undersigned hereby constitutes and appoints Robert N. Sacks, Executive Vice President, General Counsel and Secretary, and Jerome L. Pate, Vice President and Associate Counsel, or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Annual Meeting of Stockholders to be held at the Talbott Hotel, 20 East Delaware Place, Chicago, IL, on April 25, 2012, at 8:30 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and proxy statement, both dated April 5, 2012, and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL SHARES THAT YOU OWN.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 25, 2012. This proxy statement and our 2011 Annual Report to Stockholders are available at http://www.cstproxy.com/standardparking/2012.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” items 1, 2 and 3. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign, date and return this proxy in the enclosed postage prepaid envelope.

(Continued, and to be marked, dated and signed, on the reverse side)